Exhibit 10.3

AMENDMENT TO LICENSE AGREEMENT

AMENDMENT TO LICENSE AGREEMENT dated July 10, 2009, between Greenchek Technology Inc., formerly Ridgestone Resources Inc., hereinafter collectively referred to as “Licensee” and China Bright Technology Development Limited hereinafter referred to as “China Bright” and Lincoln Parke hereinafter referred to as “Principal” and, together with China Bright, the “Licensor”.

WHEREAS, the parties desire to amend the License Agreement entered into between them on July 10, 2008 (the “License Agreement”);

WHEREAS, the parties have not completed the performance of all of the terms and conditions of said License Agreement; and,

WHEREAS, the parties desire to now amend said License Agreement in order to modify certain terms of the License Agreement,

NOW THEREFORE, in consideration of the mutual promises contained herein, it is agreed that the License Agreement dated the 10th day of July 2008 is amended in the following particulars:

Section 2 of the License Agreement is amended partially to extend payment dates of the License Price of US$3,500,000 as follows:

1.	Payment of US$300,000 within 30 days of closing of License Agreement (which amount has been paid);

2.	Payment of US$1,000,000 due December 31st, 2008 extended to December 31st, 2009;

3.	Payment of US$1,000,000 due March 31st, 2009 extended to March 31st, 2010;

4.	Payment of US$1,200,000 due August 31st, 2009 extended to August 31, 2010.

5.
Provided that the payment of US$1,200,000 as of (5) above is made, payment of an amount equal to the value of 60% of the issued and outstanding shares of the Licensee by way of allotment and issuance to Principal of 43,470,000 common shares (the “License Shares”) in the share capital of the Licensee, representing 60% of the total issued and outstanding shares of the Licensee as at such time, as soon as the License Price is met in accordance with all Applicable Laws, including, without limitation, the regulations of the Securities Exchange Commission of the United States.

6.
In consideration for deferring the majority of the license payments out by one year, the following additional payments (payable in cash or in shares (issuable at a 15% discount from then current market prices) at the option of Licensor) are described below:

(a)	US$500,000 payable thirty (30) days after signing the amended agreement or as soon thereafter as stock exchange acceptance is received; and

(b)	US$300,000 payable on August 31st, 2010 or as soon thereafter as stock exchange acceptance is received.

All other provisions of the License Agreement dated the 10th day of July 2008 shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment to License Agreement has been duly executed by the parties this 10th day of July 2009.

Licensee:

GREENCHEK TECHNOLOGY INC. (Formerly Ridgestone Resources Inc.)

BY:  LINCOLN PARKE
Name:  Lincoln Parke
Title:    President and CEO

Licensor:

CHINA BRIGHT TECHNOLOGY DEVELOPMENT LIMITED

BY:  CHONG LEE
Name:  Chong Lee
Title:    Director

In their personal capacity:

BY:  LINCOLN PARKE
Name:  Lincoln Parke